UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2016

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

784 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and the exhibits attached hereto contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding Infinity Pharmaceuticals, Inc.’s (“Infinity” or the “Company”) expectations about: plans to seek feedback from FDA with respect to filing a new drug application based on the DYNAMO data; discussions with AbbVie regarding next steps for the parties’ collaboration; the expected structure and benefits of the restructuring, including its potential to preserve financial resources and support duvelisib and IPI-549 development; plans to update financial guidance for 2016; and Infinity’s ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from Infinity’s current expectations. For example, there can be no guarantee that Infinity’s strategic collaboration with AbbVie will continue. Further, there can be no guarantee that Infinity’s restructuring will have the intended benefit of preserving capital to support development of duvelisib and IPI-549 or that these product candidates will successfully complete necessary preclinical and clinical development phases, or that development of these product candidates will continue. Management’s expectations and, therefore, any forward-looking statements in this Form 8-K and the exhibits attached hereto could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; a failure of Infinity and/or AbbVie to fully perform under the strategic collaboration and/or an early termination of the collaboration and license agreement, in the event that the parties successfully renegotiate the agreement; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures and Infinity’s ability to secure the substantial additional capital needed to fund its business; adverse consequences from its restructuring, including those arising from its reduction in workforce and programs; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop its product candidates; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for any product candidates it is developing. These and other risks which may impact management’s expectations are described under the caption “Risk Factors” included in Infinity’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on May 4, 2016, and other filings filed from time to time by Infinity with the SEC. Any forward-looking statements contained in this Form 8-K and the exhibits attached hereto speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

(d) On June 10, 2016, the Board of Directors (the “Board”) of Infinity Pharmaceuticals, Inc. (the “Company”) approved a strategic restructuring of the Company to eliminate the Company’s internal research function and preserve the Company’s resources as it determines future strategic plans.

As part of this restructuring, the Company will eliminate 46 positions across the organization representing approximately 21 percent of the Company’s workforce. The Company expects the restructuring to be substantially completed by July 1, 2016 and to be fully completed by December 31, 2016. The Company currently expects to incur total restructuring costs ranging from approximately $6 to $8 million, which includes severance, benefits and related costs of approximately $5 million, contract termination costs of up to approximately $2 million, and potential fixed asset impairments of approximately $1 million. The Company currently expects to record a majority of the restructuring charges as research and development expenses during the three months ended June 30, 2016. The Company currently expects $5 million in future cash outlays related to severance, benefits and related costs, $4 million of which would be paid during the year ended December 31, 2016 and up to approximately $1 million of which would be paid during the year ended December 31, 2017. The Company is continuing to review the potential impact of the restructuring, and is unable to estimate any additional restructuring costs or charges at this time. If the Company subsequently determines that it will incur additional major costs and restructuring charges, it will amend this Current Report on Form 8-K with respect to such determination.

The full text of the press release announcing the restructuring is attached as Exhibit 99.1 to this Current Report and is incorporated herein by reference. The information contained on the websites referenced in the press release is not incorporated herein.

Item 8.01	Other Events.

On June 14, 2016, the Company issued a press release announcing topline results from DYNAMO, the Company’s Phase 2 clinical study evaluating the efficacy and safety of duvelisib, an investigational, oral, dual inhibitor of phosphoinositide-3-kinase (“PI3K”)-delta and PI3K-gamma, in patients with refractory indolent non-Hodgkin lymphoma, as well as the restructuring described under Item 2.05 of this Current Report on Form 8-K. The full text of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained on the websites referenced in the press release is not incorporated herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The exhibit to this Current Report on Form 8-K is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: June 14, 2016	By:	/s/ William C. Bertrand, Jr.
William C. Bertrand, Jr.
EVP & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by Infinity Pharmaceuticals, Inc. dated June 14, 2016